EXHIBIT 10.6

SPRING BANK PHARMACEUTICALS, INC.

RETENTION AND BONUS AWARD AGREEMENT

This Retention and Bonus Award Agreement (this “Agreement”) is made and entered into on _________, 2020 (the “Effective Date”), between Spring Bank Pharmaceuticals, Inc. (the “Company”) and ______________ (“Employee”).

WHEREAS, Employee occupies a key position with the Company and in order to ensure the continued effective conduct of the Company’s business, the Company desires to assure itself of the continuous services of Employee;

WHEREAS, Employee is a party to an employment agreement with the Company dated ______ (as amended, the “Employment Agreement”);

WHEREAS, on July 29, 2020, the Company entered into a Share Exchange Agreement (the “Exchange Agreement”) with F-star Therapeutics Limited (“F-star”), pursuant to which the Company will acquire all of the issued and outstanding share capital of F-star, with F-star remaining as the surviving company (the “Transaction”);

WHEREAS, pursuant to the Exchange Agreement, the Company is permitted to sell and/or license certain assets, including the Company’s STING antagonist assets (the “Antagonist Assets”), to strengthen its cash position upon the closing of the Transaction (the “Closing”); and

WHEREAS, the Company desires to offer Employee a retention bonus award in an amount equal to the lesser of (i) 10%1 of the upfront payment from any sale or license of the Antagonist Assets that the Company receives prior to the Closing, and (ii) $100,000 (the “Bonus/Retention Amount”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1.

Retention Award.  In the event that (i) the Company enters into an agreement for the sale or license of the Antagonist Assets prior to the Closing and (ii) the Employee remains continuously employed by the Company between the Effective Date and the Closing, then Employee shall be eligible to receive a retention award equal to the Bonus/Retention Amount (the “Retention Award”).    If the Closing does not occur by March 31, 2021, this Agreement shall terminate in full without any further liability to the Company. The Retention Award shall be paid in a single lump sum on or within thirty (30) days following the Closing.

2.

Termination of Employment.  Employee shall no longer be eligible for any portion of the Retention Award if Employee’s employment is terminated for any reason prior to the Closing; provided, however, that if the Company has entered into an agreement for the sale or license of the Antagonist Assets and the Company subsequently terminates Employee’s employment without Cause (as defined in the Employment Agreement) or Employee resigns from employment with Good Reason (as defined in the Employment Agreement) prior to the Closing, the Company shall pay Employee the Retention Award in a single lump sum on or within thirty (30) days following Employee’s termination of employment.

[1]	5% and $50,000 for Kris Iyer

3.

Exclusion for Analogous Retention Benefits; No Effect on Severance and Other Benefits. An employee who is eligible for retention payments or benefits under any analogous retention plan, policy or agreement with the Company shall not be eligible for or entitled to receive this Agreement or any payment or benefit hereunder. This Agreement, however, shall not affect Employee’s eligibility or entitlement to receive any benefits payable (i) to Employee under another severance or change of control plan, policy or agreement with the Company or (ii) to Employee under that certain Retention Award Agreement between Employee and the Company dated March 5, 2020.

4.

Other Rights and Agreements.  This Agreement does not create any employment rights not specifically set forth herein with respect to Employee.  Employee’s employment remains at-will and can be terminated by the Company at any time and for any reason, with or without Cause.  This Agreement contains the entire understanding of the Company and Employee with respect to the subject matter hereof.

5.

Confidentiality.  Employee agrees and covenants that, except as required by applicable law, Employee shall not disclose, reveal, publish, disseminate, or discuss, directly or indirectly, to or with any other person or entity the terms of this Agreement other than his or her immediate family, lawyer and tax advisor and that any such disclosure, revelation, publication, dissemination or discussion shall result in the immediate forfeiture of the entire Retention Award.

6.

Taxation; Section 409A. All payments described herein shall be subject to any and all applicable federal, state, local, foreign and/or other withholding taxes and all other authorized payroll deduction. This Agreement is intended to either comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and final regulations, rulings and other applicable guidance issued thereunder (collectively, “Section 409A”), and shall be interpreted and administered accordingly.  For purposes of Section 409A, references to termination of employment shall, to the extent any payments hereunder are not exempt from Section 409A, be interpreted consistent with the definition of “separation from service” in Section 409A (after giving effect to the presumptions contained therein). If at the time of Employee’s termination, Employee is deemed to be a “specified employee” of the Company under Section 409A, then limited only to the extent necessary to comply with the requirements of Section 409A, any payments which are subject to Section 409A (and not otherwise exempt from its application) shall be withheld until the 1st business day of the 7th month following the termination of Employee’s employment, at which time Employee shall be paid an aggregate amount equal to the accumulated but unpaid payments otherwise due to Employee. It is intended that each installment of the payments provided in this Agreement shall be treated as a separate “payment” under Section 409A.  Neither the Company nor Employee shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A. Employee may not designate the taxable year of the Retention Award.  Employee acknowledges that the Company does not guarantee the tax treatment or tax consequences associated with any payment provided in this Agreement, including but not limited to under Section 409A.

7.

General.  This Agreement may be amended only by written agreement signed by the Company and Employee. This Agreement shall be binding on the Employee and Employee’s executor, administrator and heirs, but may not be assigned by Employee.  This Agreement may be transferred or assigned by the Company and shall be binding on the transferee or assignee.

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This Agreement shall automatically be transferred or assigned to and be binding upon any successor in interest to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.  This Agreement shall be construed and enforced in accordance with the laws of Massachusetts, without giving effect to the principles of conflict of laws thereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Spring Bank Pharmaceuticals, Inc. [Employee Name]

By:  ________________________________________________________

Name:Signed Name

Title:

______________________________

Printed Name

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